LIBERTY HIGH YIELD MUNICIPAL FUND
                             LIBERTY TAX-EXEMPT FUND
                         LIBERTY TAX-EXEMPT INSURED FUND

                              MANAGEMENT AGREEMENT

AGREEMENT dated as of November 1, 2001, between LIBERTY FUNDS TRUST IV, a Massachusetts business trust ("Trust"), with respect to LIBERTY HIGH YIELD MUNICIPAL FUND, LIBERTY TAX-EXEMPT FUND and LIBERTY TAX-EXEMPT INSURED FUND ("Funds"), and COLONIAL MANAGEMENT ASSOCIATES, INC., a Massachusetts corporation ("Advisor").

In consideration of the promises and covenants herein, the parties agree as follows:

1. The Advisor will manage the investment of the assets of the Funds in accordance with its prospectus and statement of additional information and will perform the other services herein set forth, subject to the supervision of the Board of Trustees of the Trust. The Advisor may delegate its investment responsibilities to a sub-advisor.

2.   In carrying out its investment management obligations, the Advisor shall:

     (a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable; (b) purchase and sell securities and other investments for the Funds in accordance with the procedures described in its prospectus and statement of additional information; and (c) report results to the Board of Trustees of the Trust.

3.   The Advisor shall furnish at its expense the following:

     (a) office space, supplies, facilities and equipment; (b) executive and other personnel for managing the affairs of the Funds (including preparing financial information of the Funds and reports and tax returns required to be filed with public authorities, but exclusive of those related to custodial, transfer, dividend and plan agency services, determination of net asset value and maintenance of records required by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules thereunder (1940
     Act)); and (c) compensation of Trustees who are directors, officers, partners or employees of the Advisor or its affiliated persons (other than a registered investment company).

4. The Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

5. The Funds shall pay the Advisor monthly a fee at the annual rate of 0.60% of the first $1 billion, 0.55% in excess of $1 billion, 0.50% in excess of $3 billion and 0.45% in excess of $4 billion of the combined average daily net assets of the Liberty Tax-Exempt Fund, Liberty Tax Exempt Insured Fund and Liberty High Yield Municipal Fund; provided, however that the monthly fee otherwise payable by Liberty Tax-Exempt Fund after application of the foregoing provision shall be reduced by an amount equal to the product of
     (a) 0.05% / 12 times (b) the lesser of $1 billion or the excess of Liberty Tax-Exempt Fund's average daily net assets for the month over $2 billion; and provided, further however, that the monthly fee otherwise payable by Liberty Tax-Exempt Fund after application of the foregoing clauses (a) and
     (b) shall be further reduced by an amount calculated as follows: (i) for January through March 1996, the reduction shall be (0.01% / 12) times the Fund' s average daily net assets for the month, (ii) for April through June 1996, the reduction shall be (0.02% / 12) times the Fund's average daily net assets for the month, (iii) for July through September 1996, the reduction shall be (0.03% / 12) times the Fund's average daily net assets for the month, and (iv) for months after September 1996, the reduction shall be (0.04% / 12) times the Fund's average daily net assets for the month.

6. If the operating expenses of the Funds for any fiscal year exceed the most restrictive applicable expense limitation for any state in which shares are sold, the Advisor's fee shall be reduced by the excess but not to less than zero. Operating expenses shall not include brokerage, interest, taxes, deferred organization expenses, Rule 12b-1 distribution fees, service fees and extraordinary expenses, if any. The Advisor may waive its compensation (and bear expenses of the Fund) to the extent that expenses of the Funds exceed any expense limitation the Advisor declares to be effective.



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7.   This Agreement shall become effective as of the date of its execution, and

     (a) unless otherwise terminated, shall continue until July 31, 2003 and from year to year thereafter so long as approved annually in accordance with the 1940 Act; (b) may be terminated without penalty on sixty days' written notice to the Advisor either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding shares of the Funds;
     (c) shall automatically terminate in the event of its assignment; and (d) may be terminated without penalty by the Advisor on sixty days' written notice to the Trust.

8.   This Agreement may be amended in accordance with the 1940 Act.

9. For the purpose of the Agreement, the terms "vote of a majority of the outstanding shares", "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities and Exchange Commission under the 1940 Act.

10. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Advisor, or reckless disregard of its obligations and duties hereunder, the Advisor shall not be subject to any liability to the Trust or the Funds, to any shareholder of the Trust or the Funds or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

     LIBERTY FUNDS TRUST IV
       on behalf of
     LIBERTY HIGH YIELD MUNICIPAL FUND
     LIBERTY TAX-EXEMPT FUND
     LIBERTY TAX-EXEMPT INSURED FUND


By: ________________________________________________
      William J. Ballou
      Secretary

COLONIAL MANAGEMENT ASSOCIATES, INC.

By:_________________________________________________
     William J. Ballou
     Senior Vice President

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Funds.